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                                                                   EXHIBIT 10.15


                Description of Director Compensation Arrangements

         Following the consummation of the initial public offering, non-employee director compensation arrangements are as follows:

o One-time compensation upon a director becoming a member of the Board:

        o Restricted stock award of the number of shares determined by dividing $120,000 by the fair market value of a share of Diamond Foods, Inc.'s common stock on the date of the award. This award will vest, and Diamond Foods, Inc.'s right to repurchase these shares will lapse, over the 3-year period beginning with the date on which the shares are awarded, with one-third of the shares vesting each anniversary of the date they are awarded, provided the director remains in continuous service as a director or consultant through each such date. Each award will become fully vested and exercisable if Diamond Foods, Inc. is acquired prior to or at the director's termination of service.

        o Option to purchase 10,000 shares of Diamond Foods, Inc. common stock under the Diamond Foods, Inc. 2005 Equity Incentive Plan at the fair market value at the time of the award (the "INITIAL OPTION Grant"). All options will have 10-year terms and will terminate six months following the date the director ceases to be one of our directors or consultants or 12 months following that date, if the termination is due to death or disability. Each option will vest and become exercisable on the one-year anniversary of the date of grant, provided the director remains in continuous service as a director or consultant through that date. Each option will become fully vested and exercisable if Diamond Foods, Inc. is acquired prior to or at the director's termination of service.

o Annual payments for each director:

        o  Retainer of $18,000.

        o Option to purchase 10,000 shares of Diamond Foods, Inc. common stock under the Diamond Foods, Inc. 2005 Equity Incentive Plan at the fair market value at the time of the award, to be granted on the anniversary of each director's Initial Option Grant.

o Potential additional payments for Board and committee chairmanships:

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        o   Additional retainers of $5,000 for the Chairman of the Board of
            Directors and the Chairman of the Audit Committee.

        o Additional retainers of $2,500 for the Chairman of the Compensation Committee and the Chairman of the Nominating Committee.

o Per-occurrence payments for each director:

        o   Meeting fees of $2,000 for each Board of Directors meeting attended.

        o Committee meeting fees of $500 for each Board committee meeting attended.

        o Reimbursement of reasonable expenses in attending Board and Board committee meetings.